Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. INITIATES CORPORATE WORKFORCE REDUCTION

Realignment of Cost Structure Supports Ongoing Business Transformation

Departure of President and Chief Operating Officer

UNION, New Jersey, July 23, 2019 — Bed Bath & Beyond Inc. (Nasdaq: BBBY) today announced that in connection with its ongoing transformation and near-term priority to reset the Company’s cost structure, it has initiated a reduction in corporate staff at its headquarters in Union, New Jersey and at other select locations where corporate associates are based. As part of this realignment, Eugene A. Castagna, President and Chief Operating Officer of the Company, departed today and the role has been eliminated.

Mary A. Winston, Interim CEO, and Member of the Board of Directors of Bed Bath & Beyond Inc. stated, “As we reset our approach to the business transformation underway, we are executing against 4 key near-term priorities including resetting the cost structure. While decisions that impact our staff are difficult, today’s action is an important step in simplifying our corporate structure and ensuring our resources are aligned with the business we are managing today. We remain confident in the underlying business and our ability to leverage the strength of the Bed Bath & Beyond brand and our lasting connection with customers to deliver on our near-term priorities and transform the Company.”

The Company recently completed a comprehensive and careful review of its corporate office cost structure, which has resulted in a reduction of approximately 7% of its corporate staff, including vice presidents, directors, managers and professional staff. Each of the impacted associates was offered severance pay and other Company support to assist them with their job transition. The Company will continue to review its cost structure to identify additional cost-savings opportunities.

Cost Savings and Fiscal 2019 Financial Outlook

These organizational changes are estimated to generate future annual pre-tax net savings of approximately $30.7 million. Due to the timing of these changes, the pre-tax net savings for the remainder of fiscal 2019 are estimated to be approximately $18.9 million. The Company expects to incur pre-tax cash restructuring charges of approximately $12.0 million in fiscal 2019, primarily for severance and related costs in conjunction with this staff reduction, all of which will be expensed in the second quarter.

As provided during the Company’s fiscal 2019 first quarter conference call on July 10, 2019, Bed Bath & Beyond Inc. expects its fiscal 2019 full year net earnings per diluted share to be at the lower end of $2.11 to $2.20, excluding goodwill and other impairments, severance and shareholder activity costs. In providing this operational guidance, the Company included an estimate of the pre-tax cost savings related to today’s action to reset its cost structure. The Company expects to see a gradual, sequential improvement in its quarterly net earnings per diluted share, with the vast majority of its net earnings per diluted share to be earned in the second half of the fiscal year.

Due to the inherent difficulty of forecasting the timing or amount of items that have not yet occurred and are out of the Company’s control, and that would impact its net sales, diluted net earnings per share, and the most directly comparable forward-looking GAAP financial measures, the Company has not provided a reconciliation to these measures for its fiscal 2019 full year outlook on a GAAP basis. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that is the trusted expert for the home and heart-felt life events. The Company sells a wide assortment of domestics merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, worldmarket.com, buybuybaby.com, buybuybaby.ca, christmastreeshops.com, andthat.com, harmondiscount.com, facevalues.com, ofakind.com, onekingslane.com, personalizationmall.com, decorist.com, harborlinen.com, and t-ygroup.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, anticipated net earnings per diluted share and the amount and timing of estimated future annual pre-tax cost savings and pre-tax cash restructuring charges associated with the workforce reduction, as well as the ability to identify additional cost savings opportunities. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization, including a permanent Chief Executive Officer; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; the impact of goodwill and intangible asset impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACT:

Janet M. Barth, (908) 613-5820 or IR@bedbath.com

MEDIA CONTACT:

Matthew Sherman / Nick Lamplough / Leigh Parrish / Adam Pollack / Arielle Rothstein - Joele Frank, Wilkinson, Brimmer Katcher, (212) 355-4449